Exhibit 99.1
A. H. Belo Corporation

FOR IMMEDIATE RELEASE
Monday, July 26, 2010
7:00 A.M. CDT
Newspaper Publisher A. H. Belo Corporation Reports
Second Quarter 2010 Financial Results
     DALLAS — Newspaper publisher A. H. Belo Corporation (NYSE: AHC) today reported a net loss of $0.01 per share for the second quarter of 2010 compared to a net loss of $0.34 per share in the second quarter of 2009. Consolidated EBITDA was $11.2 million, an increase of $3.4 million compared to the second quarter of 2009, and includes the following items: a $5.4 million gain on the sale of a parking garage in Providence, Rhode Island; a $1.2 million gain related to the reversal of an accrual for the modification of a service agreement; and a $2.5 million charge related to a legal settlement. Similar to the first quarter of 2010, consolidated EBITDA in the second quarter of 2010 includes an incremental pension charge. The second quarter charge was $5.5 million, and the Company anticipates $2.9 million of pension expense during the remainder of the year. When these four items are excluded, consolidated EBITDA in the second quarter of 2010 was $12.6 million, an increase of $4.8 million compared to the comparable and unadjusted consolidated EBITDA figure in the second quarter of 2009. Second quarter results include $4.6 million of bonus accrual, and the Company anticipates a total bonus expense of $5.0 to $6.0 million in 2010. The Company cancelled most non-sales bonuses in 2009.
     Robert W. Decherd, chairman, president and Chief Executive Officer, said, “Second quarter total revenue decreased 4.7 percent compared to 2009. This rate of decline is less than in the first quarter of 2010 and is the lowest year-to-year percent decline in more than two years. Unadjusted consolidated EBITDA increased 43.7 percent compared to the second quarter of 2009. Improvement in the Company’s EBITDA was primarily driven by The Dallas Morning News.”
     “As of June 30, the Company had approximately $60 million of cash and cash
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P. O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 400 South Record Street Dallas, Texas 75202-4806

Newspaper Publisher A. H. Belo Corporation Reports
Second Quarter 2010 Financial Results
July 26, 2010
Page Two
equivalents, no borrowings outstanding under its bank credit facility, and remained in compliance with the bank covenants. We continue to manage the business to maximize operating cash flow over the long-term and monetize real estate in transactions that create value for shareholders at appropriate prices,” Decherd said.
Operating Results
     Total revenue was $121.6 million in the second quarter, a decrease of 4.7 percent compared to the second quarter of 2009. The percent decline in total revenue was lowest at The Dallas Morning News, followed by The Providence Journal and The Press-Enterprise. Advertising revenue, including print and digital revenue, decreased 12.0 percent. Although digital revenue decreased 4.3 percent to $9.3 million, non-classified digital revenue increased 2.5 percent to $4.2 million. Due primarily to circulation pricing actions implemented in Dallas last year, circulation revenue increased 6.6 percent. Other revenue increased 35.0 percent.
     Total consolidated operating expenses in the second quarter of 2010 were $126.1 million, a decrease of 4.5 percent compared to 2009. Excluding the impact of pension expense, legal settlement expense and the gain related to the reversal of an accrual, operating expenses in the second quarter of 2010 were $119.3 million, a decrease of 9.6 percent compared to 2009. The Company’s newsprint expense in the second quarter of 2010 was $9.2 million, a decrease of 27.1 percent compared to 2009. In the second quarter of 2010, newsprint consumption decreased 3.8 percent and newsprint cost per metric ton decreased 24.3 percent compared to 2009. The average purchase price per metric ton for newsprint increased 1.3 percent in the second quarter of 2010 compared to 2009.
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P. O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 400 South Record Street Dallas, Texas 75202-4806

Newspaper Publisher A. H. Belo Corporation Reports
Second Quarter 2010 Financial Results
July 26, 2010
Page Three
     Newspaper EBITDA was $10.1 million in the second quarter, a decrease of $3.0 million compared to the second quarter of 2009. This decrease was primarily attributable to incremental pension, bonus and legal settlement expenses. Excluding pension and legal settlement expenses, newspaper EBITDA was $18.1 million, an increase of 38.2 percent; the newspaper EBITDA margin was 14.9 percent; and the newspaper EBITDA margin was highest at The Providence Journal, followed by The Dallas Morning News and The Press-Enterprise.
Corporate
     In the second quarter of 2010, corporate and non-operating expenses, net of costs allocated to operating units, were $5.8 million, an increase of 2.6 percent compared to the second quarter of 2009.
Non-GAAP Financial Measures
     Reconciliations of consolidated and newspaper EBITDA to net loss are included as exhibits to this release.
Financial Results Conference Call
     AHC will conduct a conference call today at 1:00 p.m. CDT to discuss financial results. The conference call will be available via Webcast by accessing the Company’s Web site (www.ahbelo.com/invest) or by dialing 1-800-230-1096 (USA) or 612-332-0418 (International). A replay line will be available at 800-475-6701 (USA) or 320-365-
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P. O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 400 South Record Street Dallas, Texas 75202-4806

Newspaper Publisher A. H. Belo Corporation Reports
Second Quarter 2010 Financial Results
July 26, 2010
Page Four
3844 (International) from 3:00 p.m. CDT on July 26 until 11:59 p.m. CDT on August 2, 2010. The access code for the replay is 163974.
About A. H. Belo Corporation
     A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates four daily newspapers and a diverse group of Web sites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of nine Pulitzer Prizes since 1986; The Providence Journal, the oldest continuously-published daily newspaper in the U.S. and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving southern California’s Inland Empire region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes various specialty publications targeting niche audiences, and its partnerships and/or investments include the Yahoo! Newspaper Consortium and Classified Ventures, owner of cars.com. A. H. Belo also owns direct mail and commercial printing businesses. Additional information is available at www.ahbelo.com or by contacting David A. Gross, vice president/Investor Relations and Strategic Analysis, at 214-977-4810.
Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, impairments, pension plan contributions, real estate sales, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership methods, patterns and demography, and audits and related actions by the Audit Bureau of Circulations; challenges in achieving expense reduction goals, and on schedule, and the resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory, tax and legal changes;
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P. O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 400 South Record Street Dallas, Texas 75202-4806

Newspaper Publisher A. H. Belo Corporation Reports
Second Quarter 2010 Financial Results
July 26, 2010
Page Five
adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions and changes in interest rates; significant armed conflict; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and other public disclosures and filings with the Securities and Exchange Commission.
P. O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 400 South Record Street Dallas, Texas 75202-4806

A. H. Belo Corporation
Consolidated Statements of Operations

	Three months ended		Six months ended
	June 30,		June 30,
In thousands, except per share amounts (unaudited)	2010	2009	2010	2009
Net operating revenues
Advertising	$77,004	$87,492	$149,190	$176,823
Circulation	35,456	33,266	71,042	64,980
Other	9,110	6,746	17,097	14,195

Total net operating revenues	121,570	127,504	237,329	255,998

Operating Costs and Expenses
Salaries, wages and employee benefits	56,817	51,720	113,071	114,614
Other production, distribution and operating costs	47,034	50,867	93,066	106,734
Newsprint, ink and other supplies	12,492	16,425	23,713	36,043
Asset impairment	—	1,749	—	82,689
Depreciation	8,441	9,662	17,605	20,198
Amortization	1,310	1,625	2,620	3,249

Total operating costs and expenses	126,094	132,048	250,075	363,527

Loss from operations	(4,524)	(4,544)	(12,746)	(107,529)

Other income and expense
Interest expense	(203)	(291)	(406)	(591)
Other income, net	5,967	(702)	5,992	120

Total other (expense) income	5,764	(993)	5,586	(471)

Earnings
Income (loss) before income taxes	1,240	(5,537)	(7,160)	(108,000)
Income tax expense (benefit)	1,411	1,534	2,139	(222)

Net loss	$(171)	$(7,071)	$(9,299)	$(107,778)

Net loss per share
Basic and diluted	$(0.01)	$(0.34)	$(0.45)	$(5.25)

Average shares outstanding
Basic and diluted	20,950	20,537	20,860	20,521

A. H. Belo Corporation
Condensed Consolidated Balance Sheets

	June 30,	December 31,
In thousands	2010	2009
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$60,009	$24,503
Accounts receivable, net	47,025	62,977
Other current assets	32,304	34,464

Total current assets	139,338	121,944

Property, plant and equipment, net	185,551	203,329
Intangible assets, net	49,390	52,009
Other assets	26,465	27,145

Total assets	$400,744	$404,427

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$16,395	$19,191
Accrued expenses	37,768	29,788
Advance subscription payments	24,211	26,713

Total current liabilities	78,374	75,692

Deferred income taxes	1,366	223
Other liabilities	6,915	6,915
Total shareholders’ equity	314,089	321,597

Total liabilities and shareholders’ equity	$400,744	$404,427

A. H. Belo Corporation
Consolidated EBITDA

	Three months ended		Six months ended
	June 30,		June 30,
In thousands (unaudited)	2010	2009	2010	2009
Consolidated EBITDA (1)	$11,194	$7,790	$13,471	$(1,273)
Asset impairment	—	(1,749)	—	(82,689)
Depreciation and Amortization	(9,751)	(11,287)	(20,225)	(23,447)
Interest Expense	(203)	(291)	(406)	(591)
Income Tax Benefit (Expense)	(1,411)	(1,534)	(2,139)	222

Net Loss	$(171)	$(7,071)	$(9,299)	$(107,778)

A. H. Belo Corporation
Newspaper EBITDA

	Three months ended		Six months ended
	June 30,		June 30,
In thousands (unaudited)	2010	2009	2010	2009
Newspaper EBITDA (1)	$10,094	$13,126	$19,527	$10,807
Corporate & Non-Operating Company Expenses	(4,867)	(4,633)	(12,048)	(12,200)
Other income, net	5,967	(702)	5,992	120
Asset impairment	—	(1,749)	—	(82,689)
Depreciation and Amortization	(9,751)	(11,287)	(20,225)	(23,447)
Interest Expense	(203)	(291)	(406)	(591)
Income Tax Benefit (Expense)	(1,411)	(1,534)	(2,139)	222

Net Loss	$(171)	$(7,071)	$(9,299)	$(107,778)

(1)	The Company defines Consolidated EBITDA as net earnings before interest expense, income taxes, goodwill impairment, depreciation and amortization and Newspaper EBITDA as net earnings before corporate and non-operating company expenses, other income net, interest expense, income taxes, goodwill impairment, depreciation and amortization. Neither Consolidated EBITDA nor Newspaper EBITDA is a measure of financial performance under accounting principles generally accepted in the United States. Management uses both measures in internal analyses as a supplemental measure of the financial performance of the Company to assist it with determining bonus achievement, performance comparisons against its peer group of companies, as well as capital spending and other investing decisions. They are also common alternative measures of performance used by investors, financial analysts, and rating agencies to evaluate financial performance. Neither Consolidated EBITDA nor Newspaper EBITDA should be considered in isolation or as a substitute for cash flows provided by operating activities or other income or cash flow data prepared in accordance with U.S. GAAP and this non-GAAP measure may not be comparable to similarly titled measures of other companies.